Exhibit (a)(5)(B)
Concentra Announces Calculation of Additional Price Per Share and Extension of Expiration Date for Tender Offer for Theseus Pharmaceuticals
SAN DIEGO, Calif.—( BUSINESS WIRE )—As previously announced on December 22, 2023, Concentra Biosciences, LLC (“Parent”) and its wholly owned subsidiary, Concentra Merger Sub II, Inc. (“Purchaser”), entered into a merger agreement (the “Merger Agreement”) with Theseus Pharmaceuticals, Inc. (Nasdaq: THRX) (“Theseus”) whereby Purchaser will acquire Theseus for a price per share of Theseus common stock (“Theseus common stock”) between $3.90 and $4.05 in cash, consisting of (i) a base cash price of $3.90 per share (the “Base Price”) and (ii) an additional cash amount of up to $0.15 per share (the “Additional Price Per Share” and together with the Base Price, the “Cash Amount”), plus one non-tradeable contingent value right (“CVR”) representing the right to receive 80% of the net proceeds from any license or disposition of Theseus' programs effected within 180 days of closing of the merger and 50% of the potential aggregate value of certain specified potential cost savings realized within 180 days of the close of the merger, pursuant to a Contingent Value Rights Agreement. Pursuant to the Merger Agreement, on January 9, 2024, Purchaser and Parent commenced a tender offer to acquire all outstanding shares of Theseus common stock (the “Offer”).
Pursuant to the terms of the Merger Agreement, Parent, Purchaser and Theseus have determined that the Additional Price Per Share is the maximum of $0.15 per share based on Theseus’ estimated calculation of cash, net of transaction costs, wind-down costs and other liabilities, at closing. Accordingly, the Cash Amount that Purchaser will pay in the Offer is $4.05 per share.
Pursuant to the terms of the Merger Agreement, Purchaser has extended the Offer’s expiration date so that the Offer and related withdrawal rights will expire at 6:00 p.m. Eastern Time on February 13, 2024, unless the expiration date is further extended in accordance with the terms of the Merger Agreement.
Stockholders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to the determination of the Additional Price Per Share or extension of the Offer expiration date. Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer, has advised Parent and Purchaser that, as of January 29, 2024, the last business day prior to the announcement of the extension of the Offer, 16,604,692 shares of Theseus’ common stock, representing approximately 37.2% of the outstanding shares of Theseus common stock, have been validly tendered pursuant to the Offer and not properly withdrawn. As previously announced, Theseus stockholders holding approximately 59% of Theseus common stock have signed support agreements to tender their shares in the Offer prior to the expiration date and support the merger.
The closing of the Offer is subject to certain conditions, including the tender of Theseus common stock representing at least a majority of the total number of outstanding shares, the availability of at least approximately $187.6 million of cash, net of transaction costs, wind-down costs and other liabilities, at closing, and other customary closing conditions. Promptly following the closing of the Offer, Purchaser will merge with and into Theseus, and all remaining shares not tendered in the Offer, other than shares held in treasury by Theseus or shares owned by a stockholder who was entitled to and properly demanded appraisal of such shares pursuant to Delaware law, will be converted into the right to receive the same Cash Amount and CVR consideration per share as is provided in the Offer. The acquisition is expected to close in February 2024.
Cautionary Notice Regarding Forward-Looking Statements
This communication contains “forward-looking statements” relating to the proposed acquisition of Theseus by Purchaser. Such forward-looking statements include, but are not limited to, the ability of Purchaser and Theseus to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transactions, the potential effects of the acquisition on both Purchaser and Theseus, and the possibility that the conditions to payments under the CVRs will be met. In some cases, forward-looking statements are intended to be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. Purchaser has based these forward-looking statements on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future.
All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Offer and the subsequent merger; uncertainties as to how many of Theseus’ stockholders unaffiliated with Purchaser will tender their shares in the Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the Offer contemplated thereby may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; and the risk that stockholder litigation in connection with the Offer or the merger may result in significant costs of defense, indemnification and liability. Although Purchaser believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Purchaser undertakes no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.
Additional Information and Where to Find It
This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of Theseus common stock or any other securities. This communication is also not a substitute for the Offer materials that Purchaser has filed with the SEC in connection with the Offer. On January 30, 2024, Purchaser filed with the SEC an amended Tender Offer Statement on Schedule TO-T (the “Amended Tender Offer Statement”) and Theseus filed with the SEC an amended Solicitation/Recommendation Statement on Schedule 14D-9 (the “Amended Solicitation/Recommendation Statement”).
THESEUS’ STOCKHOLDERS ARE URGED TO READ THE AMENDED TENDER OFFER STATEMENT MATERIALS (INCLUDING THE AMENDED OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE AMENDED SOLICITATION/RECOMMENDATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
Theseus’ stockholders and other investors can obtain the Amended Tender Offer Statement, the Amended Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Theseus are available free of charge on the Investors page of Theseus’ website, www.theseusrx.com, or by contacting Theseus at ir@theseusrx.com. In addition, Theseus’ stockholders may obtain free copies of the Offer materials by contacting Morrow Sodali LLC, the information agent for the Offer . You may call Morrow Sodali LLC toll-free at (800) 662-5200 or email them at THRX@investor.morrowsodali.com. Banks and brokers may call collect at (203) 658-9400.